UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 21, 2018

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-37350	36-4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01.                              Entry into a Material Definitive Agreement.

On June 21, 2018, InVivo Therapeutics Holdings Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Representative”), as representative of the sole underwriter, relating to the public offering (the “Offering”) of (i) 388,403 shares of common stock, $.00001 par value per share, of the Company (the “Shares”), (ii) Series B warrants (the “Series B Warrants”) exercisable for an aggregate of 6,242,811 shares of common stock and (iii) Series A Warrants (the “Series A Warrants” and collectively with the Series B Warrants, the “Warrants”) exercisable for an aggregate of 6,631,214 shares of common stock.

The Series A Warrants will be immediately exercisable at a price of $2.00 per share of common stock, subject to adjustment in certain circumstances, and will expire five years from the date of issuance. The Series B Warrants will be immediately exercisable at a price of $0.01 per share of common stock, subject to adjustment in certain circumstances, and will expire twenty years from the date of issuance subject to certain conditions. The Shares and Series B Warrants were each offered together with the Series A Warrants, but the Shares and Warrants will be issued separately.

The offering price to the public is $2.00 per Share and Series A Warrant and $1.99 per Series B Warrant and Series A Warrant.

The Series B Warrants will be issued and sold to purchasers whose purchase of shares of common stock in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding common stock immediately following the consummation of this Offering, if the purchaser so chooses in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of the Company’s outstanding common stock (or at the election of the purchaser, 9.99%).

In addition, the Company has granted the Representative a 45-day option to purchase, in the aggregate, up to 989,997 shares of common stock and Series A Warrants to purchase up to 989,997 shares of Common Stock solely to cover over-allotments, if any.

The Shares and Warrants will be issued pursuant to a registration statement on Form S-1 that was filed with the Securities and Exchange Commission (“SEC”) on April 24, 2018 and declared effective by the SEC on June 20, 2018 (File No. 333-224424), and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-225768), which became effective when filed.

The closing of the Offering is subject to the satisfaction of customary closing conditions set forth in the Underwriting Agreement and is expected to occur on or about June 25, 2018. The Underwriting Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Pursuant to the Underwriting Agreement, the Company and its directors and officers agreed, subject to certain exceptions, not to offer, issue or sell any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for a period of ninety (90) days following June 21, 2018 without the prior written consent of Representative.

The net proceeds to the Company from the Offering are expected to be approximately $11.7 million, after deducting the underwriting discount and commissions and estimated offering expenses payable by the Company and excluding any proceeds that may be received from exercise of the Warrants. The Company intends to use the net proceeds from the Offering for initiation of a new clinical study of its Neuro-Spinal Scaffold implant or for other business development activities, as well as for working capital and general corporate purposes.

The foregoing descriptions of the Underwriting Agreement, the Series A Warrants and the Series B Warrants are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, the Series A Warrant and the Series B Warrant, copies of which are filed as Exhibit 1.1, Exhibit 4.5 and Exhibit 4.6 respectively, and incorporated by reference herein.

Item 8.01.                              Other Disclosure.

On June 21, 2018, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01                                 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1

Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the Securities and Exchange Commission (the “SEC”) on June 14, 2018).

4.1	Form of Series A Warrant (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the SEC on June 14, 2018).

4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the SEC on June 14, 2018).

99.1	Press Release issued by the Company on June 21, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: June 21, 2018	By:	/s/ RICHARD TOSELLI
	Name:	Richard Toselli
	Title:	President and Chief Executive Officer